                                                                  EXHIBIT 11

                    GRUBB & ELLIS COMPANY AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
               FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND SHARES)




                                                         1997               1996              1995
                                                     -----------        -----------       -----------
PRIMARY INCOME (LOSS) PER SHARE APPLICABLE
  TO COMMON STOCK:
  Net income...................................      $    19,010       $     2,102       $     1,556
    Dividends in arears on preferred
     stock.....................................           (1,032)           (3,012)           (1,862)
    Accretion of liquidation preference on
     preferred stock...........................              --                 --              (877)
                                                     -----------        -----------       -----------

  Net income (loss) applicable to common
    stockholders................................     $    17,978       $      (910)       $   (1,183)
                                                     -----------        -----------       -----------
                                                     -----------        -----------       -----------
  Weighted average common shares and
    equivalents outstanding.....................      17,259,655         8,870,720         7,271,257
                                                     -----------        -----------       -----------
                                                     -----------        -----------       -----------
  Net income (loss) per common share
    and equivalents
    -- from operations..........................     $       .73       $      (.10)       $     (.16)
    -- extraordinary gain.......................             .31                --                --
                                                     -----------        -----------       -----------
                                                     $      1.04       $      (.10)       $     (.16)
                                                     -----------        -----------       -----------
                                                     -----------        -----------       -----------
FULLY DILUTED INCOME (LOSS) PER SHARE
  APPLICABLE TO COMMON STOCK:

  Net income (loss) applicable to common
   stockholders.................................     $    19,010       $      (910)       $   (1,183)
                                                     -----------        -----------       -----------
                                                     -----------        -----------       -----------
  Weighted average common shares and
   equivalents outstanding......................      20,427,140         8,870,720         7,271,257
                                                     -----------        -----------       -----------
                                                     -----------        -----------       -----------
  Net income (loss) per common share
    and equivalents
    -- from operations..........................     $       .67       $      (.10)       $     (.16)
    -- extraordinary gain.......................             .26                --                --
                                                     -----------        -----------       -----------
                                                     $       .93       $      (.10)       $     (.16)
                                                     -----------        -----------       -----------
                                                     -----------        -----------       -----------
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